EXHIBIT 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statements on Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, No. 333-187384, No. 333-194483, No. 333-199535 and No. 333-212326) and in the related Prospectuses and on Form S-8 (No. 333-113420, No. 333-118897, No. 333-139717, No. 333-141306, No. 333-173155, No. 333-214775 and No. 333-217655) pertaining to the Employees' Share Option Plan of Pointer Telocation Ltd. and to the incorporation by reference therein of our report dated March 27, 2018, with respect to the consolidated financial statements of Pointer Telocation Ltd. included in its amended Annual Report on Form 20-F/A for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer

Kost, Forer, Gabbay & Kasierer

A Member of Ernst & Young Global

Tel-Aviv, Israel

April 30, 2018